ALDERON IRON ORE CORP.

INCENTIVE STOCK OPTION PLAN

March 27, 2014

TABLE OF CONTENTS

ARTICLE 1	PURPOSE AND INTERPRETATION 1

1.1	Purpose	1
1.2	Definitions	1

ARTICLE 2	SHARE OPTION PLAN 4

2.1	The Plan	4
2.2	Participants	4
2.3	Maximum Number of Common Shares	4
2.4	Limits with Respect to Insiders and Consultants	4
2.5	Price	4
2.6	Vesting	5
2.7	Lapsed Options	5
2.8	Consideration, Option Period and Payment	5
2.9	Termination of Employment or Engagement	7
2.10	Death of Participant	7
2.11	Adjustment in Shares Subject to the Plan	7
2.12	Effect of Reorganization, Amalgamation or Merger	7
2.13	Take-Over Bids and Changes of Control	8
2.14	Record Keeping	9
2.15	Option Agreements	9
2.16	Tax Withholding	9

ARTICLE 3	GENERAL 10

3.1	Assignability and Transferability	10
3.2	Employment	10
3.3	Delegation to Compensation Committee	10
3.4	Administration of the Plan	10
3.5	Amendment, Modification or Termination of the Plan	10
3.6	No Representation or Warranty	11
3.7	Governing Law	11
3.8	Approval and Effective Date	11
3.9	Compliance with Applicable Law	12
3.10	Rights of Participant	12
3.11	Conflict	12
3.12	Time of Essence	12
3.13	Compliance With U.S. Laws	12
3.14	Entire Agreement	12

APPENDIX A	INCENTIVE STOCK OPTION AGREEMENT

ARTICLE 1

PURPOSE AND INTERPRETATION

1.1 Purpose.  The purpose of the Plan is to advance the interests of the Corporation by encouraging equity participation in the Corporation through the acquisition of Common Shares of the Corporation by directors, officers, employees and consultants of the Corporation.

1.2 Definitions.  In the Plan, the following capitalized words and terms shall have the following meanings:

(a)
“Act” means the Business Corporations Act (British Columbia) or its successor, as amended from time to time, or the governing corporate statute in the jurisdiction where the Corporation is incorporated or continued into;

(b)	“Affiliate” shall have the meaning ascribed thereto in the Securities Act.

(c)	“Associate” shall have the meaning ascribed thereto in the Securities Act.

(d)	“Board of Directors” means the board of directors of the Corporation as constituted from time to time and any committee of the board of directors.

(e)	“Change in Control” shall be deemed to have occurred if:

(i)
any person, other than the Corporation or an employee benefit plan of the Corporation, acquires directly or indirectly the beneficial ownership (as such term is defined in the Act) of any voting security of the Corporation and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing 50% or more of the total voting power of all of the then outstanding voting securities of the Corporation;

(ii)
the shareholders of the Corporation shall approve a merger, consolidation, recapitalization, or reorganization of the Corporation, a reverse stock split of outstanding voting securities, or consummation of any such transaction if shareholder approval is not sought or obtained, other than any such transaction which would result in at least 50% of the total voting rights represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by the holders at least 50% of the outstanding voting securities of the Corporation immediately prior to the transaction, with the voting rights of each such continuing holder relative to other such continuing holders not being substantially altered in the transaction; or

(iii)
the shareholders of the Corporation shall approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or a substantial portion of the Corporation’s assets (i.e., 50% or more of the total assets of the Corporation).

(f)	“Common Shares” means the common shares of the Corporation as constituted on the date hereof.

(g)	“Consultant” means, in relation to an Issuer, an individual or company, other than an employee or a Director of the Issuer, that:

(i)
is engaged to provide on a ongoing bona fide basis, consulting, technical, management or other services to the Issuer or to an Affiliate of the Issuer, other than services provided in relation to a Distribution;

(ii)	provides the services under a written contract between the Issuer or the Affiliate and the individual or the Consultant Company;

(iii)	in the reasonable opinion of the Issuer, spends or will spend a significant amount of time and attention on the affairs and business of the Issuer or an Affiliate of the Issuer; and

(iv)	has a relationship with the Issuer or an Affiliate of the Issuer that enables the individual to be knowledgeable about the business and affairs of the Issuer.

(h)	“Consultant Company” means for an individual consultant, a company or partnership of which the individual is an employee, shareholder or partner.

(i)	“Corporation” or “Issuer” means Alderon Iron Ore Corp., a corporation incorporated under the Act, and its successors from time to time.

(j)	“Corporation’s Broker” has the meaning given to such term in Section 2.16 of the Plan.

(k)	“Designated Affiliate” means the Affiliates of the Corporation designated by the Board of Directors for purposes of the Plan from time to time.

(l)
“director” means directors, senior officers and Management Company Employees of the Corporation, or directors, senior officers and Management Company Employees of the Corporation’s subsidiaries to whom stock options can be granted in reliance on a Prospectus exemption under applicable securities laws.

(m)	“Exchange” means the TSX or such other stock exchange or quotation system as the Common Shares may from time to time be listed or quoted for trading.

(n)	“employee” means:

(i)
an individual who is considered an employee of the Issuer or its subsidiary under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(ii)
an individual who works full- time for an Issuer or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for an Issuer or its subsidiary on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source.

(o)	“Holding Company” shall have the meaning specified in Section 2.2 hereof.

(p)	“Insider” shall have the meaning ascribed thereto in the Securities Act.

(q)	“Issuer Bid” shall have the meaning ascribed thereto in the Securities Act.

(r)
“Investor Relations Activities” means any activities, by or on behalf of an Issuer or Shareholder of the Issuer, that promote or reasonably could be expected to promote the purchase or sale of securities of the Issuer, but does not include:

(i)	the dissemination of information provided, or records prepared, in the ordinary course of business of the Issuer

(A)	to promote the sale of products or services of the Issuer, or

(B)	to raise public awareness of the Issuer, that cannot reasonably be considered to promote the purchase or sale of securities of the Issuer;

(ii)	activities or communications necessary to comply with the requirements of

(A)	applicable securities laws,

(B)	Exchange Requirements or the by- laws, rules or other regulatory instruments of any other self regulatory body or exchange having jurisdiction over the Issuer;

(iii)
communications by a publisher of, or writer for, a newspaper, magazine or business or financial publication, that is of general and regular paid circulation, distributed only to subscribers to it for value or to purchasers of it, if

(A)	the communication is only through the newspaper, magazine or publication, and

(B)	the publisher or writer receives no commission or other consideration other than for acting in the capacity of publisher or writer; or

(iv)	activities or communications that may be otherwise specified by the Exchange.

(s)
“Management Company Employee” means an individual employed by a person providing management services to the Corporation, which are required for the ongoing successful operation of the business enterprise of the Corporation;

(t)	“Option Agreements” shall have the meaning specified in Section 2.15 hereof.

(u)	“Option Period” means the period of time an option may be exercised as specified in Subsection 2.8(a) hereof.

(v)	“Participant” means a participant under the Plan.

(w)	“Participant’s Broker” has the meaning given to such term in Section 2.8(b) of the Plan.

(x)	“Plan” means the share incentive plan provided for herein.

(y)	“RRSP” shall have the meaning specified in Section 2.2 hereof.

(z)	“Securities Act” means the Securities Act (Ontario) or its successor, as amended from time to time.

(aa)	“Take-Over Bid” shall have the meaning ascribed thereto in the Securities Act.

(bb)	“TSX” means the Toronto Stock Exchange.

ARTICLE 2

SHARE OPTION PLAN

2.1 The Plan.  The Plan is hereby established for certain employees, directors and Consultants of the Corporation and Designated Affiliates.

2.2 Participants.  Participants in the Plan shall be bona fide directors, employees, corporations that have a right to nominate a director to the Board of Directors, and Consultants of the Corporation or any of its Designated Affiliates (including officers thereof, whether or not directors) who, by the nature of their positions or jobs are, in the opinion of the Board of Directors, upon the recommendation of the President of the Corporation, in a position to contribute to the success of the Corporation. At the request of any Participant, options granted to such Participant may be issued to and registered in the name of a personal holding company controlled by such Participant the shares of which are held directly by the Participant (“Holding Company”) or to a registered retirement savings plan established for the sole benefit of such Participant (“RRSP”) and, in such event, the provisions of this Plan shall apply to such options mutatis mutandis as though they were issued to and registered in the name of the Participant.

2.3 Maximum Number of Common Shares.  The number of Common Shares issuable pursuant to options to purchase Common Shares granted pursuant to the Plan shall not in the aggregate exceed 16,500,000 Common Shares, subject to any adjustments made pursuant to section 2.11.  However, if any option has been exercised, then the number of Common Shares into which such option was exercised shall become available to be issued upon the exercise of options subsequently granted under the Plan.

2.4 Limits with Respect to Insiders and Consultants.

(a)	The number of Common Shares:

(i)	issued to Insiders of the Corporation, within any one year period, and

(ii)	issuable to Insiders of the Corporation, at any time,

   under the Plan, or when combined with all of the Corporation’s other security based compensation arrangements, will not exceed 10% of the Corporation’s total issued and outstanding securities.

(b)
The number of Common Shares issuable to any individual under any security based compensation arrangement of the Corporation shall not, within a one year period, exceed 5% of the number of Common Shares outstanding immediately prior to the grant of any such option.

2.5 Price.  The exercise price per Common Share shall be determined by the Board of Directors at the time the option is granted, but such price shall not be less than the closing price of the Common Shares on the TSX on the last trading day preceding the date on which the grant of the option is approved by the Board of Directors. In the event that the Common Shares are not listed and posted for trading on any stock exchange or other quotation system, the exercise price shall be the fair market value of the Common Shares as determined by the Board of Directors in its sole discretion.

2.6 Vesting.  The issuance of options under the Plan will be subject to the vesting periods, if any, as determined by the Board of Directors in its discretion.

2.7 Lapsed Options.  In the event that options granted under the Plan terminate or expire without being exercised in whole or in part in accordance with the terms of the Plan, the Common Shares reserved for issuance under such lapsed options shall become available to be issued upon the exercise of Options subsequently granted under the Plan.

2.8 Consideration, Option Period and Payment.

(a)
The period during which options may be exercised shall be determined by the Board of Directors, in its discretion, to a maximum of ten years from the date the option is granted (the “Option Period”), except as the same may be reduced with respect to any option as provided in Sections 2.9 and 2.10 hereof respecting termination of employment or death of the Participant or amended from time to time by the Board of Directors, in its discretion, subject to the approval of any stock exchange or regulatory requirements. Despite the foregoing, in circumstances where the end of the term of an option falls within, or within ten business days after the end of, a “black out” or similar period imposed under any insider trading policy or similar policy of the Corporation (but not, for greater certainty, a restrictive period resulting from the Corporation or its insiders being the subject of a cease trade order of a securities regulatory authority), the end of the term of such option shall be the tenth business day after the earlier of the end of such black out period or, provided the black out period has ended, the expiry date of such option.

(b)	Subject to any other provision of this Plan, an option may be exercised from time to time during the Option Period, subject to vesting limitations, in either of the following manners:

(i)
Cash Exercise: An option that is eligible for exercise may be exercised by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Common Shares with respect to which the option is being exercised and accompanied by payment in full of the exercise price therefor. Certificates for such Common Shares shall be issued and delivered to the Participant as soon as practicable following receipt of such notice and payment.

(ii)
Cashless Exercise: An option that is eligible for exercise may be exercised in exchange for cash by the delivery to the Corporation at its registered office of the prescribed form of notice of cashless exercise addressed to the Assistant Corporate Secretary of the Corporation specifying the number of Common Shares with respect to which the option is being exercised for cash.  A Participant who elects the cashless exercise of options is deemed to have assigned to the securities broker appointed to facilitate the cashless exercise of options by the Participant (the “Participant’s Broker”) such Participant's right to receive Common Shares and is deemed to release the Corporation from any further obligation to issue Common Shares to such Participant in respect of such options exercised in exchange for cash. When a Participant elects the cashless exercise of options by providing the prescribed form of notice of cashless exercise, the

Corporation shall issue directly to the Participant’s Broker the number of Common Shares in respect of such options exercised for cash and the Participant’s Broker shall, at the election of the Participant: (i) sell at market, and retain the proceeds of, a sufficient number of Common Shares to cover the aggregate purchase price of the Common Shares and any Withholding Obligations (as defined in Section 2.16 below) in respect of which the option has been exercised, with any cash balance to be delivered to the Participant and any remaining Common Shares held by the Participant’s Broker in trust for, or delivered as directed by, the Participant; or (ii) sell at market all of the Common Shares in respect of which the option has been exercised and deliver to the Participant the cash balance remaining after deducting the aggregate purchase price of such Common Shares and any Withholding Obligations.

(c)
Except as set forth in Sections 2.9 and 2.10 hereof, no option may be exercised unless the Participant is, at the time of such exercise, a director, employee or Consultant of the Corporation or any of its Designated Affiliates and shall have been continuously a director, employee or Consultant since the grant of his or her option. Absence on leave with the approval of the Corporation or a Designated Affiliate shall not be considered an interruption of employment for purposes of the Plan.

(d)
The exercise of any option will be contingent upon the Participant complying with the exercise procedures set out in Section 2.8(b) hereof. No Participant or his or her legal representatives, legatees or distributees will be, or will be deemed to be, a holder of any Common Shares with respect to which he or she was granted an option under the Plan, unless and until certificates for such Common Shares are issued to him or her under the terms of the Plan.

(e)
Notwithstanding any other provision of this Plan or in any option granted to a Participant, the Corporation shall not be obligated to issue or deliver Common Shares to a Participant upon the exercise of any option or take other actions under the Plan until the Corporation shall have determined that applicable federal and state laws, rules, and regulations have been complied with and such approvals of any stock exchange, regulatory or governmental agency have been obtained and contractual obligations to which the grant of the option exercisable for such Common Shares may be subject have been satisfied. In particular, the Corporation, in its discretion, may postpone the issuance or delivery of Common Shares under any option until:

(i)
completion of such stock exchange listing or registration or other qualification of such Common Shares or obtaining approval of such regulatory authorities as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; and

(ii)
the receipt from the Participant of such information, representations, warranties, agreements and undertakings, including as to future dealings in such Common Shares, as the Corporation or its counsel determines to be necessary or advisable in order to ensure compliance with all applicable securities laws.

(f)
An option may be exercised at any time after the date the option has been granted, subject to any vesting provisions attaching thereto, up to 5:00 p.m. (Vancouver time) on the last day of the Option Period and shall not be exercisable thereafter.

2.9 Termination of Employment or Engagement.  Subject to the next following sentence, if a Participant shall cease to be:

(a)	a director or Consultant of the Corporation or any of its Designated Affiliates (and is not or does not continue to be an employee thereof for any reason other than death); or

(b)
an employee of the Corporation or any of its Designated Affiliates (and is not or does not continue to be a director thereof) for any reason (other than death) or shall receive notice from the Corporation or any of its Designated Affiliates of the termination of his or her employment;

(collectively, “Termination”) he or she or it may, but only within 90 days next succeeding such Termination, exercise his or her or its options to the extent that he or she or it was entitled to exercise such options at the date of such Termination; provided that in no event shall such right extend beyond the Option Period. If a Participant is terminated for cause, his or her options shall expire immediately. This section is subject to any agreement with any Participant with respect to the rights of such Participant upon Termination or Change in Control of the Corporation.

2.10 Death of Participant.  In the event of the death of a Participant who is a director or Consultant of the Corporation or any of its Designated Affiliates or who is an employee having been continuously in the employ of the Corporation or any of its Designated Affiliates, the options theretofore granted to him or her shall be exercisable within the one year next succeeding such death and then only:

(a)	by the person or persons to whom the Participant’s rights under the options shall pass by the Participant’s will or the laws of descent and distribution; and

(b)	to the extent that he or she was entitled to exercise the options at the date of his or her death, provided that in no event shall such right extend beyond the Option Period.

2.11 Adjustment in Shares Subject to the Plan.  In the event that:

(a)	there is any change in the Common Shares of the Corporation through subdivisions or consolidations of the share capital of the Corporation, or otherwise;

(b)	the Corporation declares a dividend on Common Shares payable in Common Shares or securities convertible into or exchangeable for Common Shares; or

(c)	the Corporation issues Common Shares, or securities convertible into or exchangeable for Common Shares, in respect of, in lieu of, or in exchange for, existing Common Shares,

the number of Common Shares available for option, the Common Shares subject to any option, and the option price thereof, shall be adjusted appropriately by the Board of Directors in its sole discretion and such adjustment shall be effective and binding for all purposes of the Plan.

2.12 Effect of Reorganization, Amalgamation or Merger. If the Corporation is reorganized, amalgamated or merges with or into another company, any Common Shares receivable on the exercise of an option shall be converted into the securities, property or cash which the holder would have received upon such reorganization, amalgamation or merger if the holder had exercised his option immediately prior to the record date applicable to such reorganization, amalgamation or merger, and the exercise price shall be adjusted appropriately by the Board of Directors and such adjustment shall be effective and binding for all purposes of the Plan; provided however that the Corporation may satisfy any obligations to a holder hereunder by paying to the said holder in cash (net of any withholding taxes) the difference between the exercise price of all unexercised options granted hereunder and the fair market value of the securities to which the holder would be entitled upon exercise of all unexercised options, regardless of whether all conditions of exercise relating to continuous employment have been satisfied.  Adjustments under this paragraph or any determinations as to the fair market value of any securities shall be made by the Board of Directors, or any committee thereof specifically designated by the Board of Directors to be responsible therefor, and any reasonable determination made by the said Board of Directors or committee thereof shall be binding and conclusive.

2.13 Take-Over Bids and Changes of Control.

(a)
Effect of a Take-Over Bid.  If a bona fide offer (an “Offer”) for Common Shares is made to shareholders of the Corporation generally, which Offer, if accepted in whole or in part, would result in the offeror becoming a control person of the Corporation, within the meaning of subsection 1(1) of the Securities Act, the Corporation shall, immediately upon receipt of notice of the Offer, notify each Participant of full particulars of the Offer, whereupon all options will become fully vested and may be exercised in whole or in part by each Participant so as to permit the Participant to tender the Common Shares received upon such exercise, pursuant to the Offer.  However, if:

(i)	the Offer is not completed within the time specified therein; or

(ii)	all of the Common Shares tendered by the Participant pursuant to the Offer are not taken up or paid for by the offeror in respect thereof,

then, with the consent of the Corporation, the Common Shares received upon such exercise, or in the case of clause (ii) above, the Common Shares that are not taken up and paid for, may be returned by the Participant to the Corporation and reinstated as authorized but unissued Common Shares and the options with respect to such returned Common Shares, shall be reinstated as if they had not been exercised and the terms upon which such options were to become vested shall be reinstated. If any Common Shares are returned to the Corporation under this Section 2.13(a), the Corporation shall as soon as reasonably practicable refund the exercise price to the Participant for such Common Shares, net of any tax withholdings the Corporation was obliged to make pursuant to this Plan.  If a Participant wishes to exercise options under this Section 2.13(a) it must so notify the Corporation at the time of exercise and in such event, Common Shares issued upon exercise of such options must be tendered to the Offer.

(b)
Acceleration of Expiry Date.  If, at any time when an option granted under the Plan remains unexercised, an Offer is made by an offeror, the Board of Directors may in its sole discretion, upon notifying each Participant of full particulars of the Offer, declare all options granted under the Plan, vested, and declare that the expiry date for the exercise of all unexercised options granted under the Plan is accelerated so that all options will either be exercised or will expire prior to the date upon which Common Shares must be tendered pursuant to the Offer, provided such Offer is completed and, if not completed, the respective expiry Dates of the options shall revert to the original expiry Date.

(c)
Effect of a Change of Control. Unless otherwise provided for at the time a grant is made pursuant to this Plan and subject to any resolution of the Board of Directors, if there is a Change in Control, all options outstanding under the Plan shall vest immediately prior to such Change of Control to become immediately exercisable, whereupon such options may be exercised in whole or in part by any such Participant.

(d)
Compulsory Acquisition or Going Private Transaction.  If and whenever, following a take-over bid or an issuer bid, there shall be a compulsory acquisition of the Corporation's Common Shares pursuant to the Act or any successor or similar legislation, or any amalgamation, merger or arrangement in which securities acquired in a formal take-over bid may be voted under the conditions described in section 8.2 of Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions, then following the date upon which such compulsory acquisition, amalgamation, merger or arrangement is effective, a Participant shall be entitled to receive, and shall accept, for the same exercise price, in lieu of the number of Common Shares to which such Participant was theretofore entitled to purchase, the aggregate amount of cash, shares, or other securities or other property which such Participant would have been entitled to receive as a result of such bid if he or she had tendered such number of Common Shares to the bid, net of withholding taxes as contemplated by this Plan.

2.14 Record Keeping.  The Corporation shall maintain a register in which shall be recorded:

(a)	the name and address of each Participant in the Plan; and

(b)	the number of options granted to a Participant and the aggregate number of options outstanding, the exercise price and the expiry date thereof.

2.15 Option Agreements.  All options granted pursuant to the Plan shall be evidenced by written agreements between the Corporation and each Participant to whom options are granted hereunder in the form attached hereto as Appendix “A” and containing such terms and conditions, not inconsistent with the provisions of the Plan, as may be established by the Board of Directors, including the following:

(a)
subject to and in accordance with the provisions of Section 2.3 hereof, the number of options covered by any grant of options and the number of Common Shares which such options shall entitle the Participant the right to purchase;

(b)	subject to and in accordance with the provisions of Section 2.5, the price of the Common Shares covered by any option, stated and payable in Canadian dollars; and

(c)	subject to and in accordance with the provisions of Section 2.8, the Option Period.

2.16 Tax Withholding.  The Corporation may withhold from any amount payable to a Participant, either under this Plan or otherwise, such amount as may be necessary to enable the Corporation to comply with the applicable requirements of any federal, provincial, state or local law, or any administrative policy of any applicable tax authority, relating to the withholding of tax or any other required deductions with respect to grants hereunder (“Withholding Obligations”).  The Corporation shall also have the right in its discretion to satisfy any liability for any Withholding Obligations by selling, or causing a broker to sell, on behalf of any Participant such number of Shares issued to the Participant sufficient to fund the Withholding Obligations (after deducting commissions payable to the broker), or retaining any amount payable which would otherwise be delivered, provided or paid to the Participant hereunder.  The Corporation may require a Participant, as a condition to exercise of an option, to make such arrangements as the Corporation may require so that the Corporation can satisfy applicable Withholding Obligations, including, without limitation, requiring the Participant to (i) remit the amount of any such Withholding Obligations to the Corporation in advance; (ii) reimburse the Corporation for any such Withholding Obligations; or (iii) cause a broker who sells Shares acquired by the Participant under the Plan on behalf of the Participant to withhold from the proceeds realized from such sale the amount required to satisfy any such Withholding Obligations and to remit such amount directly to the Corporation.

Any Shares of a Participant that are sold by the Corporation, or by a broker engaged by the Corporation (the “Corporation’s Broker”), to fund Withholding Obligations will be sold as soon as practicable in transactions effected on the TSX.  In effecting the sale of any such Shares, the Corporation or the Corporation’s Broker will exercise its sole judgement as to the timing and manner of sale and will not be obligated to seek or obtain a minimum price.  Neither the Corporation nor the Corporation’s Broker will be liable for any loss arising out of any sale of such Shares including any loss relating to the manner or timing of such sales, the prices at which the Shares are sold or otherwise.  In addition, neither the Corporation nor the Corporation’s Broker will be liable for any loss arising from a delay in transferring any Shares to a Participant.  The sale price of Shares sold on behalf of Participants will fluctuate with the market price of the Corporation’s shares and no assurance can be given that any particular price will be received upon any such sale.

       ARTICLE 3
GENERAL

3.1 Assignability and Transferability.  The benefits, rights and options accruing to any Participant in accordance with the terms and conditions of the Plan shall not be assignable or transferable by the Participant except (i) from the Participant to his or her Holding Company or RRSP or from a Holding Company or RRSP to the Participant and, in either such event, the provisions of this Plan shall apply mutatis mutandis as though they were originally issued to and registered in the name of the Participant, or (ii) as otherwise specifically provided herein. During the lifetime of a Participant, all benefits, rights and options shall only be exercised by the Participant or by his or her guardian or legal representative.

3.2 Employment.  Nothing contained in the Plan shall confer upon any Participant any right with respect to employment or continuance of employment with the Corporation or any Affiliate, or interfere in any way with the right of the Corporation or any Affiliate to terminate the Participant’s employment at any time. Participation in the Plan by a Participant shall be voluntary.

3.3 Delegation to Compensation Committee.  All of the powers exercisable by the Board of Directors under the Plan may, to the extent permitted by applicable law and authorized by resolution of the Board of Directors of the Corporation, be exercised by a Compensation Committee of not less than three (3) directors. The members of any such Compensation Committee shall not be employees of the Corporation. In addition, if determined appropriate by the Board of Directors of the Corporation, the Board of Directors may delegate any or all of the powers of the Board of Directors of the Corporation under the Plan to an independent consultant.

3.4 Administration of the Plan.  The Board of Directors of the Corporation shall administer the Plan. The Board of Directors shall be authorized to interpret and construe the Plan and may, from time to time, establish, amend or rescind rules and regulations required for carrying out the purposes, provisions and administration of the Plan and determine the Participants to be granted options, the number of Common Shares covered thereby, the exercise price therefor and the time or times when they may be exercised. Any such interpretation or construction of the Plan shall be final and conclusive. The Corporation shall pay all administrative costs of the Plan. The senior officers of the Corporation are hereby authorized and directed to do all things and execute and deliver all instruments, undertakings and applications and writings as they, in their absolute discretion, consider necessary for the implementation of the Plan and of the rules and regulations established for administering the Plan.

3.5 Amendment, Modification or Termination of the Plan.  Subject to Section 3.3, The Board of Directors may at any time terminate this Plan in any respect, provided that no such termination shall adversely affect the rights of any Participant under any option previously granted except with the consent of such Participant.  The Board of Directors may, without notice, at any time and from time to time, subject to regulatory approval, and without approval from the shareholders of the Corporation, amend the

Plan or any provisions thereof, or the form of Option Agreement or instrument to be executed pursuant to the Plan, in such manner as the Board of Directors, in its sole discretion, determines appropriate including, without limiting the generality of the foregoing:

(a)	for the purposes of making formal minor or technical modifications to any of the provisions of the Plan;

(b)	to correct any ambiguity, defective provisions, error or omission in the provisions of the Plan;

(c)	to change the persons who qualify as Participants under the Plan;

(d)	to change any vesting provisions of options;

(e)	to change the termination provisions of the options or the Plan which does not entail an extension beyond the original expiry date of the options; and

(f)	to add a cashless exercise feature to the Plan, providing for the payment in cash or securities on the exercise of options.

provided, however, that:

(g)	no such amendment of the Plan may be made without the consent of such affected Participant if such amendment would adversely affect the rights of such affected Participant under the Plan; and

(h)	shareholder approval shall be obtained in accordance with the requirements of the TSX, for any amendment that results in:

(i)	an increase in the number of Common Shares issuable under options granted pursuant to the Plan (other than pursuant to Section 2.11);

(ii)	a reduction in the exercise price of an option held by an Insider (other than pursuant to Section 2.11);

(iii)	an extension of the term of an option granted under the Plan benefiting an Insider (within the meaning of the rules of the TSX) of the Corporation;

(iv)	a change to the insider participation limit set forth in section 2.4(a) of the Plan; or

(v)	a change to this section 3.5 of the Plan.

3.6 No Representation or Warranty.  The Corporation makes no representation or warranty as to the future market value of any Common Shares issued in accordance with the provisions of the Plan.

3.7 Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario.

3.8 Approval and Effective Date.  This Plan shall be effective as of the date it is approved by the Board of Directors and any regulatory body having jurisdiction over the securities of the Corporation.

3.9 Compliance with Applicable Law.  If any provision of the Plan or any Option Agreement contravenes any law or any order policy, by-law or regulation of any regulatory body or Exchange having authority over the Corporation or the Plan, then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.

3.10 Rights of Participant.  A Participant shall have no rights whatsoever as a shareholder of the Corporation in respect of any of the unexercised options (including, without limitation, voting gifts or any right to receive dividends, warrants or rights under any rights offering).

3.11 Conflict.  In the event of any conflict between the provisions of this Plan and an Option Agreement, the provisions of this Plan shall govern.

3.12 Time of Essence.  Time is of the essence of this Plan and each Option Agreement. No extension of time will be determined to be or to operate as a waiver thereof.

3.13 Compliance with U.S. Laws.  As a condition to the exercise of an option, the Corporation may require the Participant to represent and warrant in writing at the time of such exercise that the Common Shares are being purchased only for investment and without any then-present intention to sell or distribute such Common Shares. At the option of the Corporation, a stop-transfer order against such Common Shares may be placed on the stock books and records of the Corporation, and a legend indicating that the stock may not be pledged, sold or otherwise transferred unless an opinion of counsel is provided stating that such transfer is not in violation of any applicable law or regulation, may be stamped on the certificates representing such Common Shares in order to assure an exemption from registration. The Corporation may require such other documentation as may from time to time be necessary to comply with United States’ federal and state laws. The Corporation has no obligation to undertake registration of options or the Common Shares issuable upon the exercise of the options. In order to comply with all applicable federal or state income tax laws or regulations, the Corporation may take such action as it deems appropriate to ensure that all applicable U.S. federal or state payroll, withholding, income or other taxes that are the sole and absolute responsibility of a U.S. Participant are withheld or collected from such U.S. Participant.

3.14 Entire Agreement.  This Plan and each Option Agreement set out the entire agreement between the Corporation and the Participant to which any particular Option Agreement relates relative to the subject matter hereof and supercedes all prior agreements, undertakings and understandings, whether oral or written.

APPENDIX “A”

INCENTIVE STOCK OPTION AGREEMENT

THIS INCENTIVE STOCK OPTION AGREEMENT is made effective ◆.

BETWEEN:

◆

of ◆

(hereafter referred to as the "Optionee")

AND:

ALDERON IRON ORE CORP., a company duly formed under the laws of British Columbia and having an office at 1240 – 1140 West Pender Street, Vancouver, BC V6E 4G1

(hereafter referred to as the "Issuer")

WHEREAS:

 A. The Issuer wishes to grant to the Optionee an option to purchase common shares in the capital of the Issuer;

 B. The Optionee is eligible to receive an option by virtue of being one or more of (i) a Director (which includes a director, senior officer and "Management Company Employee"), (ii) an Employee, or (iii) a Consultant (which includes a "Consultant Company"), of either the Issuer or a subsidiary thereof (any person so being eligible to receive an option being hereafter referred to as an "Eligible Person");

 C. The Optionee acknowledges and agrees that the Option is an incentive mechanism and that the Optionee was not induced to participate in the grant and receipt of the Option (as defined below) by expectation of appointment or continued appointment, employment or continued employment, or engagement or continued engagement to provide services, as the case may be, by the Issuer.

NOW THEREFORE this Agreement witness that in consideration of $1.00 given by each party to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.
Option Plan Governs.  The Optionee acknowledges and agrees that Option (as hereafter defined) is being granted pursuant to the terms of the Issuer's Stock Option Plan in effect from time to time.  In the event of an inconsistency between the terms hereof and the terms of the Issuer's Stock Option Plan, the terms of the Issuer's Stock Option Plan shall govern. Capitalized terms used in this Agreement but not defined herein have the meaning given to such terms in the Issuer’s Stock Option Plan.

2.
Option Terms.  The Issuer hereby grants to the Optionee an option (the "Option") to purchase, from time to time, a total of ◆ common shares (the "Shares") in the capital of the Issuer, as constituted on the date hereof, at an exercise price of $◆ per common share, until 5:00 p.m. Vancouver Time (the "Expiry Time") on ◆ (the "Expiry Date").

3.	Vesting. The Options shall vest and accordingly become exercisable by the Optionee every ◆ months, in 4 equal instalments, over a period of ◆ months, with one-fourth of the Option vesting

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on the day which is months after the effective date of this Option Agreement, and each additional one-fourth of the Option vesting every months thereafter.

4.
Transferability; Hold Period.  The Option is personal to the Optionee and may not be assigned or otherwise transferred in whole or in part except as set out in the Stock Option Plan.  The Optionee acknowledges and agrees that the Shares may be subject to a hold period imposed under applicable securities laws or by the Exchange of four months and a day from the effective date of the grant of the Option, and that certificates representing the Shares will bear a legend to this effect if applicable.

5.	Early Termination. The Option shall terminate in accordance with the terms of the Stock Option Plan.

6.	Exercise Procedure. To exercise the Option in whole or in part, the Optionee shall, prior to the Expiry Time on the Expiry Date (and subject to section 5), give to the Issuer:

(a)
a written notice of exercise addressed to the Assistant Corporate Secretary of the Issuer, in the form set out in Schedule “A” hereto, specifying the number of Shares with respect to which the Option is being exercised, indicating whether the Option is being exercised on a cashless basis, and making the election with respect to the Withholding Obligations;

(b)
except where an Option is being exercised on a cashless basis, a certified cheque or bank draft made payable to the Issuer for the aggregate exercise price for the number of Shares with respect to which the Option is being exercised, and the Withholding Obligations (if applicable);

(c)
documents containing such representations, warranties, agreements and undertakings, including such as to the Optionee's future dealings in the Shares, as counsel to the Issuer reasonably determines to be necessary or advisable in order to comply with or safeguard against the violation of the laws of any jurisdiction.

7.	Exchange Matters. The Optionee and the Issuer represent and warrant to each other that the Optionee:

(a)	is a director or senior officer of the Issuer;

(b)
is a bona fide Management Company Employee of the Issuer, which is defined as being an individual employed by a person providing management services to the Issuer which are required for the ongoing successful operation of the business enterprise of the Issuer; OR

(c)	is a bona fide Employee of the Issuer, which is defined as being:

(i)
an individual who is considered an employee of the Issuer or its subsidiaries under the Income Tax Act (Canada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source); or

(ii)
an individual who works full-time for the Issuer or its subsidiaries providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; or

(iii)
an individual who works for the Issuer or its subsidiaries on a continuing and regular basis for a minimum of   hours per week providing services normally provided by an employee and who is subject to the same control and direction by

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the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; OR

(d)	is a bona fide Consultant of the Issuer, which is defined as being, in relation to the Issuer, an individual or Consultant Company that:

(i)
is engaged to provide on an ongoing bona fide basis, consulting, technical, management or other services to the Issuer or an affiliate thereof, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract between the Issuer or an affiliate thereof and the individual Consultant or Consultant Company;

(iii)	spends or will spend a significant amount of time and attention on the business and affairs of the Issuer or an affiliate thereof; and

(iv)	has a relationship with the Issuer or an affiliate thereof that enables the individual to be knowledgeable about the business and affairs of the Issuer.

8.	Securities Act Matters. The Optionee represents and warrants to the Issuer that the Optionee [tick appropriate box]:

☐	(a)	is a director of the Issuer or a related entity thereof;

☐	(b)	is an executive officer of the Issuer or a related party thereof, which is defined as being, for the Issuer or a related entity thereof, an individual who:

(i)	is a chair, vice-chair or president;

(ii)	is a vice-president in charge of a principal business unit, division or function including sales, finance or production;

(iii)	is an officer of the Issuer or any of its subsidiaries and who performs a policy-making function in respect of the Issuer; or

(iv)	is performing a policy making function in respect of the Issuer; OR

☐	(c)	an employee of the Issuer or a related entity thereof; OR

☐	(d)
a consultant of the Issuer or a related party thereof, which is defined as being, for the Issuer or a related party thereof, a person, other than a director, executive officer or employee of the Issuer or a related entity thereof, that:

(i)	is engaged to provide services to the Issuer or a related entity thereof, other than services provided in relation to a distribution of securities;

(ii)	provides the services under a written contract with the Issuer or a related entity thereof; and

(iii)	spends or will spend a significant amount of time and attention on the business and affairs of the Issuer or a related party thereof,

and includes,

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(iv)	for an individual consultant, a corporation of which the individual consultant is an employee or shareholder, and a partnership of which the individual consultant is an employee or partner, and

(v)
for a consultant that is not an individual, an employee, executive officer, or director of the consultant, provided that the individual employee, executive officer, or director spends or will spend a significant amount of time and attention on the affairs and business of the issuer or a related entity of the Issuer; OR

☐	(e)
the Optionee is otherwise qualified (other than pursuant to section 2.24 of NI45-106) or the circumstances are such that the distribution of the Option by the Issuer to the Optionee is exempt from the prospectus and registration requirements of applicable securities laws, and the Optionee further agrees to provide to the Issuer all such certificates, instruments and other documents to evidence such exemption as counsel to the Issuer reasonably determines to be necessary or advisable in order to ensure compliance with or safeguard against the violation of the securities laws of any jurisdiction.

9.
Exchange Approval.  The grant of the Option and any amendment hereto shall be subject to the prior approval of the Toronto Stock Exchange or such other stock exchange as the Shares of the Issuer may be listed on (the “Exchange”), including any requirement for shareholder approval.  The Optionee acknowledges and agrees that the Option shall not be exercisable, or exercisable on such amended terms, as the case may be, until such approval of the Exchange and, if required, the Issuer's shareholders, is obtained in accordance with the policies of the Exchange.  If such approval of the Exchange and, if required, the Issuer's shareholders, is not obtained, then the Option and this Agreement, or the amendment hereof, as the case may be, shall be null and void and of no further force or effect as of the date hereof, or the date of amendment, as the case may be.

10.
Capital Adjustments. In the event that there is any change in the common shares of the Issuer through the declaration of stock dividends, stock splits, consolidations, exchanges of shares, or otherwise, the number of common shares subject to Option and the exercise price of the Option shall be adjusted in accordance with the terms of the Stock Option Plan.

11.
Collection and Use of Personal Information.  The Optionee expressly acknowledges, consents and agrees to the Issuer collecting, using and releasing personal information regarding the Optionee and this Agreement for the purpose of completing the transactions contemplated by this Agreement, including but not limited to the Optionee's name, address and principals, the number of Options granted to the Optionee, the status of the Optionee as a Director, senior officer, Management Company Employee, Employee, Consultant, Investor Relations Provider or as otherwise represented herein, and any and all other information necessary or incidental to the transactions contemplated herein, including but not limited to that provided in any Form 4F.  The purpose of the collection, use and disclosure of the personal information is to ensure that the Issuer and its advisors will be able to grant the Option to the Optionee in compliance with applicable corporate, securities and other laws, and to obtain the information required to be filed with the Exchange and other authorities under applicable Exchange requirements, securities laws and other laws.  In addition, the Optionee expressly acknowledges, consents and agrees to the collection, use and disclosure of all such personal information by the Exchange and other authorities in accordance with their requirements, including the provision of all such personal information to their agents and third party service providers, from time to time.  The contact information for the officer of the Issuer who can answer questions about this collection of information by the Issuer is as follows:

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Sheila Paine
Assistant Corporate Secretary of Alderon Iron Ore Corp.
1240 – 1140 West Pender Street, Vancouver, BC V6E 4G1
Tel:  (604) 681-8030
Fax:  (604) 681-8039

12.	General.

(a)
The Optionee agrees to comply with the provisions of applicable Exchange requirements and securities laws in connection with the exercise, holding and disposition of any Shares or other property or securities acquired pursuant to the exercise of the Option.

(b)
This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  The parties shall execute and deliver any and all such instruments and other documents and perform any and all such acts and other things as may be necessary or desirable to carry out the intent of this Agreement.

(c)
No modification of this Agreement or waiver of any provision hereof shall be valid unless made in writing and signed by the parties hereto.  No waiver of any provision of this Agreement shall operate as a waiver of any other provision hereof or operate as a continuing waiver unless such is expressly provided for in writing.

(d)	This Agreement shall enure to the benefit of and be binding upon the parties hereto and upon their successors or assigns.

(e)
This Agreement shall be construed in accordance with and governed by the laws of Ontario and the laws of Canada applicable therein, and for the purposes of all legal proceedings, the parties hereby irrevocably agree that the courts of Ontario shall have exclusive jurisdiction.

(f)
Words importing the singular number shall include the plural and vice versa.  Words importing individuals shall include corporations, partnerships, proprietorships, trusts and other forms of legal entities and vice versa.  Words importing gender shall include the other gender; words importing gender shall include the neuter and vice versa.  Words importing a particular form of legal entity includes all other forms of legal entities interchangeably.

(g)
This Agreement may be executed and delivered in two or more counterparts and by facsimile.  Each such counterpart and facsimile shall be deemed to form one and the same and an originally executed instrument, bearing the date set forth on the face page hereof notwithstanding the date of execution or delivery.

[Signature Page Follows]

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IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date first above written.

ALDERON IRON ORE CORP.

Per:         ___________________________________________
Authorized Signatory

WITNESSED BY: Name Address Occupation	) ) ) ) ) ) ) ) ) )	◆

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Schedule “A”

NOTICE OF ELECTION TO EXERCISE OPTION

Date:  ___________________________

Alderon Iron Ore Corp.

Suite 1240, 1140 West Pender Street,

Vancouver, BC V6E 4G1

Attention: Assistant Corporate Secretary

Dear Sirs:

Pursuant to the provisions of the Option Agreement dated _______________________, pursuant to which I was granted an option to purchase common shares in the capital of Alderon Iron Ore Corp. (the “Corporation”), I elect to exercise my option to purchase ___________________________________of the __________________________________________________ common shares covered by such Option Agreement at the Exercise Price specified therein with the total Exercise Price being the amount of  CAD _________________________________________ dollars (CAD $ _________________).

Please register the shares as follows:

_____________________________________________________________________________
[Name]

_____________________________________________________________________________
[Address]

I hereby:

Cash Exercise

☐ (a)           direct the Corporation on my behalf to sell all Common Shares issued upon exercise of these options and to deduct from the net proceeds therefrom the aggregate Exercise Price and the amount of the estimated Withholding Obligations (as defined in the Plan) and to remit the balance to me, all in accordance with Section 2.16 of the Plan; or

☐ (b)           direct the Corporation on my behalf to sell sufficient Common Shares issued upon exercise of these options to satisfy the aggregate Exercise Price and the amount of the estimated Withholding Obligation and to remit to me any net proceeds therefrom in excess of the aggregate Exercise Price and estimated Withholding Obligations together with the balance of the Common Shares issued upon exercise of these options; or

☐ (c)           enclose a certified cheque payable to Alderon Iron Ore Corp. for the aggregate Exercise Price plus the amount of the estimated Withholding Obligations.

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Cashless Exercise

Name, Address and Telephone number of Participant’s Broker:

_____________________________________________________________________________
[Name]

_____________________________________________________________________________
[Address]

_____________________________________________________________________________
[Telephone]

☐ (a)           direct Participant’s Broker on my behalf to sell all Common Shares issued upon exercise of these options and to remit to the Corporation from the net proceeds therefrom, the aggregate Exercise Price and the amount of the estimated Withholding Obligations (as defined in the Plan) and to remit the balance to me, all in accordance with Section 2.16 of the Plan; or

☐ (b)           direct Participant’s Broker on my behalf to sell sufficient Common Shares issued upon exercise of these options to satisfy the aggregate Exercise Price and the amount of the estimated Withholding Obligations and to remit to the Corporation the aggregate Exercise Price and the amount of estimated Withholding Obligations, and to me any net proceeds therefrom in excess of the aggregate Exercise Price and estimated Withholding Obligation together with the balance of the Common Shares issued upon exercise of these options.

Yours truly,

Signature

Name (please print)

Address

Social Insurance Number

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